                                   MUTUAL FUND
                ACCOUNTING SERVICES AND ADMINISTRATION AGREEMENT

                                    RECITALS


                  WHEREAS,   Empirical  Investment  Funds,  (the  "Fund")  is  a
         business trust organized and operated under the laws of the State of Delaware and which is commonly referred to as a mutual funds; and

                  WHEREAS,   Maxus   Information   Systems,   Inc.,  dba  Mutual
         Shareholder Services ("MSS") is a corporation organized and operated under the laws of the State of Ohio; and

                  WHEREAS, MSS provides accounting services to entities providing retail securities and investment services acting as
         Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund as set forth in this Agreement (the "Accounts and Records") and to perform in other such capacities as are agreed herein; and

                  WHEREAS, MSS provides transfer agent services and is acting as Transfer Agent, Dividend and/or Capital Gain Disbursing Agent, Redemption Agent and Administrator pursuant to a separate agreement between the parties; and

                  WHEREAS, the Fund desires the services offered by MSS and MSS desires to provide such services to the Fund:

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing, the parties intend to be legally bound and it is, therefore, agreed as follows:

                             Section I. Appointment

                  The Fund hereby appoints MSS as its Accounting Services Agent. MSS agrees to such appointment and agrees to perform in such a capacity.

                      Section II. Accounting Services Agent

                  A. The Fund shall promptly turn over to MSS such of the Accounts and Records previously maintained by or for it as are necessary for MSS to perform its functions under this Agreement. The Fund authorized MSS to rely on such Accounts and Records turned over to it and hereby indemnifies and hold harmless MSS in that regard and as further contemplated in this Agreement.

                  B. To the extent the MSS receives the necessary information from the Fund or its agent by Written or Oral Instructions (and MSS will make reasonable efforts in accord with reasonable standards to immediately notify the Fund if such information is not received), MSS shall maintain and keep current the following Accounts and Records relating to the business of the Fund, in such form as may be mutually agreed to between the Fund and MSS:

                          (1)       Cash Receipts Journal;
                          (2)       Cash Disbursements Journal;
                          (3)       Dividends Paid Record;
                          (4)       Purchase  and  Sales  Journals  -  Portfolio
                                    Securities;
                          (5)       Subscription and Redemption Journals;
                          (6)       Security Ledgers;
                          (7)       Broker Ledger;
                          (8)       General Ledger;
                          (9)       Daily Expense Accruals;
                          (10)      Daily Interest Accruals;
                          (11) Securities and Monies Borrowed or Loaned and Collateral therefor;
                          (12)      Daily Trial Balance;
                          (13)      Investment Income Journal;

                  MSS will make all reasonable efforts per industry standard to obtain the necessary information to perform the above functions and the calculation of the Fund's net asset value, as provided below. MSS shall incur no liability, and the Fund shall indemnify and hold harmless MSS from and against any liability arising from the failure to provide complete information or from any discrepancy between the information received by MSS and used in such calculations and any subsequent information received from the Fund or any of its designated agents.

                  C. MSS shall perform certain administrative functions for the Fund, including without limitation, assisting with the preparation and filing with the Securities and Exchange Commission and state securities regulators of registration statements, notices, reports and other material required to be filed under applicable laws; preparing compliance reports; providing routine accounting services; and providing office facilities and clerical support as well as providing general oversight of other service providers.

                  D. MSS shall perform the ministerial calculations necessary to calculate the Fund's net asset value daily, in accordance with the Fund's current prospectus, as amended from time to time and utilizing the information described in this Section.

                  (1) MSS may, in its  discretion,  use an  automated  financial information service to obtain market quotations. In such event, portfolio items for which market quotations are available by MSS's use of such service shall be based on the closing prices quoted on such service, except where the Fund has given or caused to be given specific Written or Oral Instructions to utilize a different Value.

                  (2) All other portfolio securities shall be given such values as the Fund provides by Written or Oral Instructions, including all foreign securities, restricted securities and other securities requiring valuation not readily ascertainable solely by use of an automated financial information service.

                  (3) MSS shall have no responsibility or liability for the accuracy of prices quoted by the automated financial information service; for the accuracy of the information supplied by the fund; or for any loss, liability, damage or costs arising out of any inaccuracy of such data.

                  (4) MSS shall have no responsibility or duty to include information or valuations to be provided by the Fund in any computation unless and until it is timely supplied to MSS in useable form.

                  (5) Unless the necessary information to calculate the net asset value daily is reasonably available per industry standards and/or furnished by Written or Oral Instructions from the Fund, MSS shall incur no liability and the Fund shall indemnify and hold harmless MSS from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by MSS and used in such calculation and any subsequent information received from the Fund or any of its designated agents.

                  E. For all purposes under this Agreement, MSS is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the fund or its agents on behalf of the Fund. In cases where the first Instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where MSS receives any Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the broker/dealer to send a written confirmation to MSS. MSS shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided, however that in the event a Written or Oral Instruction received by MSS is countermanded by a timely letter Written or Oral Instruction received by MSS prior to acting upon such countermanded Instruction, MSS shall act upon such letter Written or Oral Instruction. The sole obligation of MSS with respect to any follow-up or confirmatory Written Instruction, Oral Instruction, documentary or written form, or broker/dealer written confirmation shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing necessary to correct any discrepancy or error, and, to the extent such action required MSS to act, the Fund shall give MSS specific Written Instruction as to the action required.


                  F. At the end of each month, the Fund shall cause its Custodian to forward to MSS a monthly statement of cash and portfolio transactions, which will be reconciled by MSS with MSS's Accounts and Records maintained for the Fund. MSS will report any discrepancies to the Custodian and report any unreconciled items to the Fund.

                  G. MSS shall promptly supply daily and periodic reports of the Fund as requested by the Fund and agreed to upon by MSS.

                  H. To the extent that such information is not available to MSS the Fund shall require each of its agents (including without limitation its Transfer Agent and its Custodian) to provide MSS as of the close of each business day, or on such other schedule as the Fund determines is necessary, with Written or Oral Instructions (to be delivered to MSS by 10:00 a.m. the next following business day) containing all data and information necessary for MSS to maintain the Fund's accounts and Records, and MSS may conclusively assume that the information its received by Written or Oral Instructions is complete and current.

                  I. The Accounts and Records, in the agreed upon format, maintained by MSS shall be the property of the Fund, and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rule 31a-2 of the Investment company Act of 1940, as amended.

                  (1) MSS shall assist the fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's Accounts and Records.

                  (2) MSS shall be reimbursed for all expenses and employee time invested in any such review of the Fund's Accounts and Records other than as specified above.

                  MSS shall supply the necessary data for the Fund for accountant's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and MSS shall agree upon from time to time.

                  J. MSS and the Fund may, from time to time, adopt such procedures as they agree upon in writing, and MSS may conclusively assume that any procedure approved by the Fund or directed by the Fund,

                  (1) Does not conflict with or violate any requirements of its Prospectus, Declaration of Trust, by-laws, or any rule or regulation of any regulatory body or governmental agency.

                  (2) The Fund shall be responsible for notifying MSS of any changes in regulation or rules, which might necessitate changes in MSS's procedures, and for working out with MSS such changes.

                  K. All financial data provided to, processed by, and reported by MSS under this Agreement shall be stated in United States Dollars or currency
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                  (1) MSS shall  have  no  obligation to  convert to, equate, or deal in foreign currencies or values;

                  (2) MSS expressly assumes no liability for any currency conversion or equation computations relating to the affairs of the Fund.

                  L. It is expressly agreed that the obligation of the Fund hereunder shall not be binding upon nor resort be had to the private property of any of the trustees, Shareholders, nominees, officers, agents or employees of the Fund, personally, but bind only the trust property of the Fund, as provided in the Declaration of Trust of the Fund.

                  M. The execution and delivery of this Agreement have been authorized by the trustees of the Fund and signed by the officers of the Fund, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually, or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in the Declaration of Trust.

                         SECTION III. GENERAL PROVISIONS

                  A. This Agreement shall not cause MSS to incur obligations to perform on any legal Holiday, on any day that the New York Stock Exchange is closed or on any day MSS is closed for a designated Holiday or other similar reason. Obligations under this Agreement, which cannot be fulfilled on any particular day(s) for the reasons in the preceding sentence, shall be performed on the next business day that MSS is operating.

                  B. The Fund agrees to compensate MSS for its services and to reimburse MSS for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to this Agreement or to Schedule A and as approved by both the Fund and by MSS.

                           SECTION IV. INDEMNIFICATION

                  A. The Fund shall indemnify MSS and save it harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, arising directly or indirectly out of or in connection with MSS's performance under this Agreement and from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities incurred by MSS in connection with any such action, suit or claim except that nothing herein shall be understood to provide indemnity for negligence, negligent performance, gross negligence, willful misconduct or fraud. MSS shall not be under any obligation to prosecute or to defend any action, suit or claim arising out of or in connection with its performance under this Agreement and subject to the foregoing indemnity, which, in the opinion of counsel, may involve it in expense or liability, and the Fund shall, so often as reasonably requested, furnish MSS with satisfactory indemnity against such expense or liability, and upon request of MSS the Fund shall assume the entire defense of any action, suit or claim subject to the foregoing indemnity. Provided, however, that MSS shall give the Fund notice of, and reasonable opportunity to defend any such action, suit or claim in the name of the Fund or MSS or both; Without limitation of the foregoing:

                  (1) MSS may rely upon the advice of the Fund, or of counsel, and upon statement of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted, and, for any actions taken in good faith upon such statements, MSS shall not be liable to anyone.

                  (2) MSS shall not be liable for any action taken in good faith reliance upon any Written Instruction from the Fund or certified copy of any resolution of the Board of Trustees of the Fund, and MSS may rely upon the genuineness of any such document or copy thereof believed in good faith by MSS to have been validly executed.

                  (3) MSS may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the purchaser, Fund or other proper party or parties.

                  (4) MSS will be responsible for errors and omissions resulting from download, keypunch, calculation and other similar acts to, and only to, the extent that such errors and omissions are covered under a policy held by MSS for such purposes. MSS does not, however, make any guarantee or representation that it does or will have such a policy in effect or that such a policy is current. MSS will, however, accept responsibility for actual losses to clients resulting from its own such error and/or omissions but only upon (a) Written notification of an error and/or omission given and provided that (b) MSS may first take corrective measures of its own choosing, that (c) MSS is given sufficient time to take such corrective measures and that (d) Damages or loss are incurred and are actual damages or losses.

                  B. MSS shall indemnify the Fund and save it harmless from and against any and all actions, suits, or claims, whether groundless or otherwise, and any losses, damages, costs, charges, counsel fees, payments, expenses and liabilities, which are actual, incurred by the Fund in connection with any such action, suit or claim to the extent that any such claim results from MSS's negligence, negligent performance, gross negligence willful misconduct or fraud related to MSS's performance under this Agreement.

                     SECTION V. TAXES AND REGULATORY MATTERS

                  Except as contemplated in this agreement, all liabilities and procedures necessary for the maintenance of the Fund in good standing with

                  (1) Both Federal and State agencies, including, but not limited to taxes, charters, fees, applications, forms, permits, licenses and documents shall be the responsibility of the Fund.

                  (2) MSS shall not be liable for any taxes, assessments or governmental charges which may be levied or assessed on any basis whatsoever in connection with this Agreement, excepting only for taxes assessed against its corporate capacity arising out of its compensation hereunder.

                               SECTION VI. NOTICES

                  All notices required or permitted to be given hereunder shall be in writing and may be delivered personally or through the public or private mails (postage paid). Receipt of notice shall be deemed to have been given upon receipt if personally delivered or within ten (10) days after being deposited in the mail. Notice shall be addressed:

                  (1)     If to the Fund:   Empricial Investment Funds
                                            1521 Alton Road, Suite 364
                                            Miami Beach, FL 33139

                  (2)     If to MSS:        Mutual Shareholder Services
                                            1301 East 9th Street, Suite 3600
                                            Cleveland, Ohio 44114

                        SECTION VII. WRITTEN INSTRUCTIONS
                              AND ORAL INSTRUCTIONS

                  The Fund shall file with MSS a certified copy of each resolution of its Board of Trustees authorizing the execution of Written Instruction or the transmittal of Oral Instruction. The following terms, for the purposes of this Agreement or any amendment or supplement thereto, shall have the meaning herein specified unless the context otherwise requires:

                  (1) Plan. The term Plan shall include such investment plan, dividends or capital gains reinvestment plans, systematic withdrawal plans or other types of plans set forth in the Prospectus of the Fund, in form acceptable to MSS, which the Fund may from time to time adopt and make available to its Shareholders, including plans or accounts by self-employed individuals or partnerships.

                  (2) Planholder. The term Planholder shall mean a Shareholder who, at the time of reference, is participating in a Plan, and shall include any underwriter, representative or broker/dealer.

                  (3) Oral Instructions. The term Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to MSS in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons believed in good faith by the Custodian to be a person or persons authorized by a resolution of the Board of Trustees of the Fund to give Oral Instructions on behalf of the Fund.

                  (4) Written Instructions. The Term Written Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to MSS in original writing containing original signatures or a copy of such document transferred by telecopy including transmission of such signature, believed in good faith by MSS to be the signature of a person or persons authorized by a resolution of the Board of Trustees of the Fund to give Written Instructions on behalf of the Fund.

                            SECTION VIII. WARRANTIES

                  A. The Fund represents and warrants MSS that the execution and delivery of this Agreement by the undersigned officer of the Fund has been duly and validly authorized by resolution of the Board of Trustees of the Fund.

                  B. MSS represents and warrants that the execution and delivery of this Agreement by the undersigned officer has been duly and validly authorized.

              SECTION IX. CANCELLATION, RESCISSION, AND TERMINATION

                  A. Cancellation - Within five (5) business days of the signing of this Agreement the Fund may, by written notice, cancel this agreement for any reason. Written notice, postmarked not later than the last day of the cancellation period, shall be sent to MSS by registered or certified mail, return receipt requested. Cancellation shall terminate this agreement and neither party will have any further obligation or liability to the other. This clause shall have no effect upon other agreements between the parties which must be separately canceled, rescinded or terminated.

                  B. Rescission - This Agreement may be rescinded on the grounds of mutual mistake, fraud or impossibility by either party; however, such rescission must be granted in accord with the provisions for dispute resolution enumerated in this agreement or by mutual written agreement.

                  C. Termination - Either the Fund or MSS may give 60 days written notice to the other for termination of this Agreement:

                  (1) Termination to take effect at the time specified in the notice.

                  (2) Such notice shall be evidenced by and be delivered via a secured delivery requiring signature.

                          SECTION X. DISPUTE RESOLUTION

                  A. Mediation - any controversies, disputes or claims arising out of or relating to this agreement shall be subject to mediation. The parties stipulate that the procedures for mediation enumerated by the National Association of Securities Dealer, Inc. (NASD) shall apply. The NASD shall designate the mediator(s).

                  (1) Mediation may take place in any mutually agreed upon location or within Cuyahoga County, Ohio.

                  (2) In the event that no resolution is found, the parties shall be subject to arbitration as prescribed by section (B) of this clause.

                  B. Arbitration - Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the arbitration rules of the NASD. In addition, the parties stipulate:

                  (1)     The number of arbitrators shall be three; and

                  (2) The place of arbitration shall be within Cuyahoga County, Ohio.

                            SECTION XI. JURISDICTION

         This Agreement and any Schedules and/or Amendments hereto, shall be construed and understood under the laws of the State of Ohio at Cuyahoga County.

                           SECTION XII. FORCE MAJEURE

                  A party shall not be considered to be in default in the performance of its obligations to the extent that it proves that such performance has been prevented by force Majeure.

                            SECTION XIII. ASSIGNMENT

                  This Agreement and any rights granted hereunder shall not be assigned by either party hereto to any person, firm or corporation without the prior written consent of the other.

                            SECTION XIV. COUNTERPARTS

                  This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

                    SECTION XV. ALTERATIONS/ENTIRE AGREEMENT

                  A. It is agreed between the parties hereto that there are no other agreements or understandings between them relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, oral or written, between the parties and is intended as a complete and exclusive statement of the Agreement between the parties. Neither this Agreement, nor its execution has been induced by any reliance, representation, stipulation, warranty, agreement or understanding of any kind other than those herein expressed.

                  B. No change or modification of this Agreement shall be valid unless the same be in writing and signed by the parties. Any and all addenda to this Agreement must and shall be endorsed by both parties and must make direct and specific mention to their status as addenda and to their incorporation hereto.

         DATED, this 27th day of April, 1998

         IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE SIGNED BY THEIR DULY AUTHORIZED OFFICERS:

         Maxus Information Systems, Inc.              Empirical Investment Funds




         By:  /s/                                     By: /s/
              Gregory B. Getts                            Kaye Anderson-Kerr

         Its: President                              Its: President

                                    EXHIBIT A
                              COMBINED FEE SCHEDULE

                  Current Mutual Shareholder Services billing system:

                  Accounting Fees

                  If average value of fund is                   Yearly  Monthly
                  between the following                          Fee      Fee

                                     25,000,000                 21,000   1,750
                   25,000,000        50,000,000                 30,500   2,542
                   50,000,000        75,000,000                 36,250   3,021
                   75,000,000       100,000,000                 42,000   3,500
                  100,000,000       125,000,000                 47,750   3,979
                  125,000,000       150,000,000                 53,500   4,458
                  150,000,000                                   59,250   4,938


                  Shareholder Servicing Fees
                          9.25 annual fee per shareholder with a min of $775.00 charge per month

                  Blue Sky Servicing Fees
                          12.00     per state per month

                  Calculated monthly charges for Empirical Investment Funds

                                                                   Approx.
                                                     Value       Monthly Fee
                  Approximate Fund Size:          1,000,000         1,750
                  No. of Shareholders:                  100           775
                  Blue Sky States                         5            60
                                                                   ------
                                                                    2,585
                                       Less 50% discount*           1,293
                                       Discounted fee               1,293

                                       Annual Fee                  15,510

                  *Discount calculated as follows:

                  DiscountNet assets of Fund
                    50%                100,000        2,000,000
                    45%              2,000,000        3,000,000
                    40%              3,000,000        4,000,000
                    35%              4,000,000        5,000,000
                    30%              5,000,000        6,000,000
                    25%              6,000,000        7,000,000
                    20%              7,000,000        8,000,000
                    15%              8,000,000        9,000,000
                    10%              9,000,000       10,000,000
                     5%             10,000,000       11,000,000
                     0%             11,000,000